Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

Lifecore Biomedical, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Transaction Valuation

	Note #	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	(1)	$460,373,629	.00008700	$40,052.51
Fees Previously Paid		—		—
Total Transaction Valuation		$460,373,629
Total Fees Due for Filing				$40,052.51
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$40,052.51

(1)	(1)
Capitalized terms used herein have the meanings ascribed to them in that certain Agreement and Plan of Merger dated as of September 27, 2026, by and among Lifecore Inc., Hazel Merger Sub, Inc. and Lifecore Biomedical, Inc. (the “Company”).

(2)
Aggregate number of securities to which the transaction applies: As of the close of business on October 29, 2026, the maximum number of shares was (1) 51,127.50 shares of Company Series A Preferred Stock and (2) 42,772,178 shares of Company Common Stock, consisting of:

		a.	37,905,846 shares issued and outstanding shares of Company Common Stock;
		b.	1,123,254 shares of Company Common Stock subject to Company Stock Options;
		c.	1,460,078 shares of Company Common Stock subject to RSUs; and
		d.	2,283,000 shares of Company Common Stock subject to PSUs.
(3)
Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Estimated solely for the purposes of calculating the filing fee, as of October 29, 2026, the underlying value of the transaction was calculated as the sum of:

		a.	The product of 37,905,846 shares of Company Common Stock outstanding multiplied by the Base Consideration;
b.
The product of 246,238 shares of Company Common Stock underlying Company Stock Options with an exercise price of less than $6.28 and the difference between the Base Consideration and the weighted average exercise price of such Company Stock Options of $5.98, with the remaining Company Stock Options being cancelled for $0 in the Merger;

		c.	The product of 1,460,078 shares of Company Common Stock subject to RSUs multiplied by the Base Consideration;
		e.	The product of 262,000 shares of Company Common Stock, which is equal to 10% of the shares of Company Common Stock underlying the PSU awards at grant, multiplied by the Base Consideration;
		f.	$51,436,395 in cash to the holders of Company Series A Preferred Stock representing the aggregate Conversion Amount;
g.
$160,000,000, representing the maximum aggregate CVR payments, comprising (i) a maximum 2028 Performance Milestone Payment of $30,000,000, (ii) a maximum 2029 Performance Milestone Payment of $45,000,000, and (iii) a maximum 2030 Performance Milestone Payment of $85,000,000. The CVR is a contractual right to receive a portion of the applicable Milestone Payment Amount, if and when achieved; accordingly, the maximum aggregate CVR consideration is $160,000,000 regardless of the total number of CVRs outstanding.

	(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (3) by 0.00008700.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

	Note #	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims
Fees Offset Sources